Exhibit 99.2

FOR IMMEDIATE RELEASE

Oragenics Announces Plans for 2006 and Formation of an International Advisory Committee

ALACHUA, FL (February 27, 2006): Oragenics, Inc. (AMEX:ONI) announced today that its President and CEO, Dr. Robert Zahradnik, has outlined plans for the company for the remainder of 2006 in a Letter to Shareholders. This letter can be accessed in its entirety at the company’s web site at www.oragenics.com.

The company plans to pursue a global strategy in 2006 for conducting clinical trials for SMaRT™ replacement therapy. Significant progress has been made in preclinical trials with its novel antibiotic, MU1140, and this product could be in clinical trials by late 2006. The company also plans to begin a human trial for its Probiora-3™ probiotic product by the summer 2006. As stated by Dr. Zahradnik, “Oragenics will continue to build momentum toward licensing and commercialization of its lead products, SMaRT™ replacement therapy, MU1140™ antibiotic, and Probiora-3™ probiotic by focusing its resources on these development programs and the initiation of clinical trials.”

In other news, the company announced that Dr. Raman Bedi, senior consultant and Chair, has enlisted three of the world’s leading experts in oral health as members of its International Advisory Committee. The members include Dr. Brian Mouatt, past Chief Dental Officer of England and currently Chair of the FDI World Dental Development Committee; Dr. Ayyaz Khan, Head of the Department of Oral Health Sciences at the Shaikh Zayed Medical Institute in Lahore, Pakistan; and Dr. Hari Parkash, Director ITS Center Dental Studies and Research, Ghaziabad, India. Professor Bedi said, “I am delighted that these three world class researchers are joining the International Advisory Committee. They each bring a wealth of experience and understanding of global dental policy which will help us shape Oragenics’ strategic plans.”

For more information about Oragenics, please consult the company’s web site at www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics’ Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors; (4) the ability to develop and commercialize products with the in-licensed technology; and (5) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:
Oragenics, Inc.
Paul A. Hassie, 386-418-4018 X232
 www.oragenics.com